Emerald Oil, Inc. Announces McKenzie County, North Dakota, Operated Acreage Acquisition and Reserve Report Update

Denver, Colorado – September 10, 2012 – Voyager Oil & Gas, Inc. (doing business under the assumed business name of Emerald Oil, Inc.) (“Emerald” or the “Company”) (NYSE MKT: EOX) entered into a definitive agreement on September 6, 2012 to acquire approximately 4,500 net operated acres in McKenzie County, North Dakota, which the Company expects to close early in the fourth quarter of 2012. The Company has agreed to pay approximately $14.3 million in cash for this acreage, or approximately $3,200 per net operated acre. The average working interest on this acreage is greater than 60%. As part of the transaction, the Company will also acquire a recently constructed well pad and tank battery at an additional cost of $1.3 million in cash. These drilling and production facilities will allow the Company to drill some of its first operated wells on the acreage. From this well pad, the Company anticipates being able to hold by production three of the approximately nine operated drilling spacing units. Recently, certain offset operators to this acreage have announced wells that have had initial 24-hour production rates of over 3,000 barrels of oil equivalent per day (Boe/d). The initial 24-hour production rates achieved by others may not be indicative of the results the Company achieves from its wells.

June 30, 2012 Estimated Proved Reserves

Emerald recently commissioned a reserve audit by Netherland, Sewell & Associates, Inc. (“NSAI”) on the Company’s oil and gas reserves as of June 30, 2012. The results of this audit illustrate the reserve growth Emerald experienced during the first half of 2012 from total estimated proved reserves of approximately 3.5 million Boe with a PV-10 value of approximately $59.6 million at December 31, 2011 to approximately 4.6 million Boe with a PV-10 value of approximately $83.2 million at June 30, 2012. This audited reserve report does not include assets of Emerald Oil Inc. acquired in July 2012 or reserves associated with the aforementioned McKenzie acquisition.

SEC Pricing Estimated Proved Reserves as of June 30, 2012

	Gross Wells	Net Wells	Crude Oil (Bbls)	Natural Gas (Mcf)	Total (Boe)	Pre-Tax PV-10 Value

PDP Properties	150	6.62	1,334,553	643,321	1,441,773	$49,327,551

PDNP Properties	19	0.77	265,097	147,044	289,604	$8,201,769

PUD Properties	208	8.21	2,577,207	1,727,066	2,865,051	$25,676,400

Total Estimated Proved Properties	377	15.6	4,176,857	2,517,431	4,596,429	$83,205,720

(1) The SEC Pricing Estimated Proved Reserves table above values crude oil and natural gas reserve quantities and related discounted future net cash flows as of June 30, 2012 assuming average constant realized prices of $85.10 per Bbl of crude oil and $5.98 per Mcf for natural gas. The average gas price reflects the value of processed gas sales and natural gas liquids. Under SEC guidelines, these prices represent the average prices per Bbl of crude oil and per Mcf of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period, which averages are then adjusted to reflect applicable transportation and quality differentials.

(2) Boe are computed based on a conversion ratio of one Boe for each barrel of crude oil and one Boe for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.

The table above assumes prices and costs discounted using an annual discount rate of 10% without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. The "PV-10" values of the Company's estimated proved reserves presented in the foregoing table may be considered a non-GAAP financial measure as defined by the SEC. As of June 30, 2012, the PV-10 value for the Company's estimated proved reserves was equal to the standardized measure of discounted future net cash flows.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond the Company's control. Reserve engineering is a subjective process of estimating subsurface accumulations of crude oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, the Company's actual realized price for its crude oil and natural gas is not likely to average the pricing parameters used to calculate its proved reserves. As such, the crude oil and natural gas quantities and the value of those commodities ultimately recovered from the Company's properties will vary from reserve estimates.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of their approximately 48,100 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. The Company has also accumulated 45,000 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming, prospective for oil in the Niobrara formation, and 33,500 net acres in central Montana, prospective for oil in the Heath formation.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document include statements regarding the expectations, anticipated benefits and closing of, and source of funds for, the acquisition transaction, the Company’s expectations regarding the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling plans, the nature and amount of the Company’s reserves and expectations regarding production, revenues, cash flows and recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and natural gas, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, the failure to close the proposed acquisition and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com